Exhibit 10.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SUCH SALE, TRANSFER, OR OTHER DISPOSITION IS REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

DATE OF ISSUANCE: February 26, 2015

$250,000

LUCAS ENERGY, INC.

SECURED SUBORDINATED DELAYED DRAW TERM NOTE

This Secured Subordinated Delayed Draw Term Note (the “Note”) is issued by LUCAS ENERGY, INC., a Nevada corporation (the “Borrower”), pursuant to that certain Pre Merger Loan and Funding Agreement (the “Loan Agreement”) entered into concurrently herewith by and between the Borrower and Victory Energy Corporation.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.  The principal amount of this Note is subject to increase to up to $2,000,000 pursuant to one or more Draws by the Borrower as permitted under the terms of the Loan Agreement.

1.           Payment Obligation.

(a)           For value received, the Borrower promises to pay to VICTORY ENERGY CORPORATION or its permitted successors and assigns (collectively, the “Holder”), (i) the principal amount of Two Hundred and Fifty Thousand Dollars ($250,000.00) and (ii) interest on the outstanding principal amount at the applicable federal rate as in effect on the date of issuance of this Note (the “Rate”), payable as described below.  The principal amount of this Note, together with all accrued and unpaid interest, shall be due and payable on February 26, 2016 (the “Maturity Date”).

(b)           Interest on the outstanding principal amount of this Note shall be paid in one lump sum on the Maturity Date (as the same may be extended in accordance herewith).  The maximum interest payment due under this Note (the “Maximum Amount”) shall be calculated based on the Rate then in effect.  Accrual of interest on the outstanding principal amount shall commence on the “Date of Issuance” shown above and shall continue until full payment of the outstanding principal amount has been made or duly provided for.

(c)           The Borrower may prepay all or any portion of the outstanding principal amount of this Note at any time upon ten (10) days prior written notice to the Holder.

2.           Provisions as to Payment; Option to Pay in Kind.

(a)           Payments on this Note are payable to the Holder in whose name this Note (or one or more successor Notes) is registered on the records of the Borrower regarding registration and transfer of this Note (the “Note Register”).

(b)           Except as specified in Section 2(c) below, payments on this Note are payable in immediately available funds in currency of the United States of America at the address last appearing on the Note Register of the Borrower as designated in writing by the Holder hereof from time-to-time.  The Borrower shall pay the outstanding principal amount and all accrued and unpaid interest due upon this Note on the Maturity Date (subject to any agreed extension), less any amounts required by law to be deducted or withheld, to the Holder of this Note appearing of record as of the fifth business day (as defined in the Loan Agreement) prior to the Maturity Date (again, subject to any agreed extension) and addressed to such Holder at the last address appearing on the Note Register. The forwarding of such funds (or payment in kind as provided for in Section 2(c) below) shall constitute full payment of all outstanding principal and accrued interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment plus any amounts so deducted or withheld.  Unless otherwise expressly provided herein, all payments on this Note shall be credited first to reimburse the Holder for any cost or expense reimbursable hereunder, then to the payment of accrued interest, and third to the payment of principal.

(c)           Notwithstanding anything to the contrary set forth in this Note, at Maturity, Borrower shall have the right and option to pay all or any amounts due and payable hereunder in kind in lieu of making cash payments as provided for in Section 2(b) hereof.  In order to exercise this option to pay in kind, Borrower shall provide Holder with at least ten (10) day’s advance written notice of its election to pay in kind. Thereafter, the Holder shall assist the Borrower in confirming reasonable and customary representations to the Borrower regarding the Holder’s financial status and other items as may be necessary for the Borrower to confirm an exemption from registration for the in kind election. After electing to pay in kind, Borrower shall issue to Holder a number of shares of Borrower’s Common Stock (the “PIK Shares”) as is equal to the quotient of all amounts due under the Note at Maturity to be payable in kind, divided by the volume weighted average closing price of Borrower’s Common Stock over the twenty (20) trading day period prior to Maturity. After making an election to pay in kind, Borrower shall issue the PIK Shares to Holder as soon as reasonably practicable following Maturity and in any event within five (5) days following the Maturity Date.  Notwithstanding the foregoing, if Borrower’s Shareholder Approval (as defined below) or regulatory approval is a prerequisite to issuing the PIK Shares to the Holder, then Borrower shall use its best efforts to obtain shareholder and/or regulatory approval as expeditiously as possible, but in any event, within sixty (60) days of the Maturity Date. If Borrower elects to pay in kind at Maturity, then at the request of Holder, Borrower shall, as soon as possible following the issuance of the PIK Shares, file a registration statement covering the resale of the PIK Shares (or such number which is allowable by the SEC pursuant to Rule 415 of the Securities Act of 1933, as amended) and shall use its best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission and Borrower and Holder shall enter into a customary registration rights agreement governing the registration of the PIK Shares.

(d)           Notwithstanding anything herein to the contrary, the maximum number of shares of Borrower Common Stock to be issued hereunder shall not (i) exceed 19.9% of the outstanding shares of Borrower Common Stock immediately prior to the date of the Loan Agreement, (ii) exceed 19.9% of the combined voting power of the then outstanding voting securities of Borrower immediately prior to the date of the Loan Agreement, in each of subsections (i) and (ii) before the issuance of the Borrower Common Stock hereunder, or (iii) otherwise exceed such number of shares of Borrower Common Stock that would violate applicable listing rules of the NYSE MKT in the event the Borrower stockholders do not approve the issuance of the Borrower Common Stock hereunder (the “Shareholder Approval” and the “Share Cap”).  In the event the number of shares of Borrower Common Stock to be issued to Sellers hereunder exceeds the Share Cap, then Borrower shall instead repay such applicable portion of this Note in cash.

(e)           No issuance of PIK Shares shall be made hereunder until or unless such PIK Shares are subject to an additional listing application with the NYSE MKT, to the extent required by applicable NYSE MKT rules and regulations.

3.           Transfer of Note; Restrictions.

(a)           The Holder understands and acknowledges by its acceptance hereof that (i) this Note if issued hereunder, the PIK Shares, have not been, and are not being, registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except in compliance with applicable federal and state securities laws; and (ii) neither the Borrower nor any other person is under any obligation to register this Note or the PIK Shares (except as expressly provided above) under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(b)           Prior to presentment of this Note for transfer, the Borrower and any agent of the Borrower may treat the person in whose name this Note is duly registered on the Note Register as the Holder hereof for the purpose of receiving payments as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Borrower nor any such agent shall be affected or bound by notice to the contrary.

4.           Obligations of the Borrower Herein Are Unconditional.   The Borrower’s obligations to repay this Note at the time, place, interest rate and in the currency hereinabove stated are absolute and unconditional.  This Note and all other instruments now or hereafter issued in replacement of this Note on the same or similar terms are direct obligations of the Borrower.

5.           Waiver of Demand, Presentment, etc.   To the extent permitted by law, the Borrower hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for herein.  No delay or omission of the Holder hereof in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.  A waiver on one occasion shall not operate as a bar to, or waiver of, any such right or remedy on any future occasions.

6.           Attorneys’ Fees; Reimbursable Expenses.  In the event it should become necessary for the Holder to employ counsel to enforce this Note or any other document entered into by the Borrower in connection herewith, the Borrower agrees to pay the reasonable and documented attorneys’ fees and costs of the Holder, irrespective of whether suit is brought, including, without limitation, any and all pre-judgment and post-judgment attorneys’ fees and costs incurred (including, without limitation, fees and costs reasonably incurred in connection with any matter arising under Title 11 of the United States Code).  In addition, the Borrower agrees to pay for all of the Holder’s other reasonable and documented out-of-pocket costs incurred in connection with the enforcement of this Note or any other document entered into by the Borrower in connection herewith, including, without limitation, all of the Holder’s consultants’ fees, appraisers’ fees, accountants’ fees, and trustee’s fees.

7.           Events of Default.    If one or more of the following described “Events of Default” shall occur:

(a)           the Borrower shall fail to make timely payment of any amount then due and owing under this Note;

(b)           the Borrower shall fail to make timely payment of any amount then due and owing under any of the other Closing Documents and the same shall continue uncured for a period of three (3) business days after the date payment became due;

(c)           any of the representations or warranties made by the Borrower in any of the Closing Documents or in any certificate or other written statement heretofore or hereafter furnished by or on behalf of the Borrower in connection with the execution and delivery of any of the Closing Documents shall be false or misleading in any material respect at the time made and the Holder shall have provided written notice to the Borrower of the alleged misrepresentation or breach of warranty and the same shall continue uncured for a period of fifteen (15) business days after such written notice from the Holder;

(d)           if the Borrower shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Borrower under any of the Closing Documents not covered by clause (a), (b) or (c) above and the Holder shall have provided written notice to the Borrower of the alleged failure (the “Notice”) and the same shall continue uncured for a period of thirty (30) days after the Borrower’s receipt of the Notice, unless such default cannot reasonably be cured within such thirty (30) day period, in which case, no Event of Default shall be deemed to have occurred so long as the Borrower commences to cure such default within such thirty (30) day period and diligently pursues such cure to completion within sixty (60) days of its receipt of the Notice;

(e)           the Borrower shall (i) become insolvent, (ii) make an assignment for the benefit of creditors or commence proceedings for its dissolution or (iii) apply for, or consent to the appointment of, a trustee, liquidator, or receiver for all or a substantial part of its property or business;

(f)           a trustee, liquidator or receiver shall be appointed for the Borrower, or for a substantial part of its property or business, without its consent and such appointment is not discharged within sixty (60) days after such appointment;

(g)           any governmental agency, or any court of competent jurisdiction at the instance of any governmental agency, shall assume custody or control of the whole or any substantial portion of the assets of the Borrower and such custody or control shall not be released within forty-five (45) days thereafter;

(h)           any money judgment, writ of attachment, or similar process in excess of Fifty Thousand Dollars ($50,000) in the aggregate (and not covered by insurance) shall be entered or filed against the Borrower, or any of its assets, and shall remain unpaid, unvacated, unbonded or unstayed for a period of ten (10) business days, or in any event later than five (5) business days prior to the date of any proposed sale of assets pursuant thereto;

(i)           bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and, if instituted against the Borrower, shall not be dismissed within sixty (60) days after such institution, or the Borrower shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in, any such proceeding;

(j)           the occurrence of any event of default or other event triggering acceleration of, or a right to accelerate, any indebtedness by the Borrower, or any of its subsidiaries, under any note, agreement or other instrument, whether such indebtedness now exists or is hereafter created, except for amounts owed by the Borrower to Louise H. Rogers, if such debt is not subject to a subordination agreement or any right of subordination with the Holder and the principal amount of such indebtedness exceeds, individually or in the aggregate, Fifty Thousand Dollars ($50,000); or

(k)           the Holder shall reasonably believe that (i) there has been a material adverse change in the operations, properties, management or condition (financial or otherwise) of the Borrower or any of its subsidiaries (taken as a whole), or (ii) that any litigation, governmental proceeding or investigation has been commenced against the Borrower or any of its subsidiaries or any officer, director, member or key employee of the Borrower or any of its subsidiaries, which has a reasonable probability of materially adversely affecting the Borrower’s business, operations, assets, liabilities, results of operations (taken as a whole) or the Borrower’s ability to repay this Note;

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver in one instance shall not be deemed to be a waiver in another instance or for any other prior or subsequent Event of Default), at the option of the Holder and in the Holder’s sole discretion, the Holder may immediately accelerate the maturity hereof by providing written notice to the Borrower, whereupon all principal and accrued interest hereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower (anything herein or in any other instrument to the contrary notwithstanding), and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law or equity.  Upon the occurrence and during the continuance of an Event of Default, the Rate shall automatically increase by five percent (5.0%).

8.           Security.    As provided in the Loan Agreement and the Pledge Agreement contemplated thereby, repayment of this Note is secured by a security interest in the Pledged Shares (as defined in the Pledge Agreement).  An Event of Default under the terms of this Note shall also constitute an event of default under the Pledge Agreement, the Loan Agreement and any other agreements now or hereafter entered into by the Borrower to secure payment of this Note.

9.           Subordination.  All claims of the Holder to principal, interest and any other amounts at any time owed under this Note (collectively, “Junior Indebtedness”) are hereby expressly subordinated in right of payment, as herein set forth, to the prior payment in full of all Superior Indebtedness (as defined below).  In addition, the Junior Indebtedness is hereby expressly made paripassu in right of payment to any other unsecured indebtedness incurred, now or in the future, by the Borrower in favor of a seller or seller-related party as all or part of the consideration given by the Borrower in an acquisition of stock or assets for its business, and all other paripassu holders shall be similarly subordinated to the Superior Indebtedness.  For the purpose hereof, “Superior Indebtedness” shall mean all indebtedness of the Borrower, whether outstanding on the date of execution of this Note or thereafter created, in favor of Louise H. Rogers or her assigns.  No payment under Junior Indebtedness shall be made by the Borrower, nor shall the Holder exercise any remedies under the Junior Indebtedness (including taking any legal action (whether judicial or otherwise) to collect the Junior Indebtedness), if, at the time of such payment, exercise or immediately after giving effect thereto, (i) there shall exist any “Default” or “Event of Default” under any agreements governing any of the Superior Indebtedness or (ii) the maturity of any of the Superior Indebtedness has been accelerated and such acceleration has not been waived or such Superior Indebtedness has not been paid in full; provided, however, that (x) in the event that the holder of any Superior Indebtedness accelerates such Superior Indebtedness, then the Holder may accelerate the indebtedness evidenced by this Note, and (y) if the Borrower is permitted under the terms of the Superior Indebtedness to pay an amount due and owing under this Note and fails to make such payment, then so long as the terms of the Superior Indebtedness do not prohibit such action, the Holder may exercise its rights to be paid such amount, but only such amount (and Holder shall not be permitted to accelerate hereunder).

           Upon any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Borrower, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Superior Indebtedness of the Borrower shall first be paid in full, or payment thereof provided for in money, before any payment is made under Junior Indebtedness; and upon any such dissolution or winding up or liquidation or reorganization, any distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which the Holder as holder of the Junior Indebtedness would be entitled except for the provisions hereof, shall be paid by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder if received by Holder, directly to the holders of the Superior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Superior Indebtedness held by such holder), or their representatives, to the extent necessary to pay all such Superior Indebtedness in full, in money, after giving effect to any concurrent prepayment or distribution to or for the benefit of the holders of such Superior Indebtedness, before any payment or distribution is made to the Holder with respect to the Junior Indebtedness.  If the holders of the Superior Indebtedness in good faith believe Holder may fail to timely file a proof of claim in any such proceeding, the holder(s) of the Superior Indebtedness may do so for Holder.

In the event that any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, prohibited by the foregoing shall be received by the Holder before all the Superior Indebtedness is paid in full, or provisions made for such payment, in accordance with its terms, such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of the Superior Indebtedness or their representative or representatives, as their respective interests may appear, for application to the payment of all the Superior Indebtedness remaining unpaid to the extent necessary to pay all such Superior Indebtedness in full, in money, in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Superior Indebtedness.

The provisions hereof are solely for the purpose of defining the relative rights of the holders of the Superior Indebtedness on the one hand and the Holder as holder of the Junior Indebtedness on the other hand, and nothing herein shall impair, as between the Borrower and the Holder, the obligations of the Borrower under the Junior Indebtedness, which are unconditional and absolute.  With this in mind, notwithstanding the other provisions of this Section 9, if and so long as all documents governing the Superior Indebtedness permit one of the actions restricted by this Section 9, the restriction shall be waived and the restricted action permitted hereunder.

No right of any present or future holder of any Superior Indebtedness to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any act or failure to act, in good faith, by any such holder of the Superior Indebtedness, or any noncompliance by the Borrower with the terms, provisions and covenants hereof, regardless of any knowledge thereof any holder of the Superior Indebtedness may have or be otherwise charged with.  Without in any way limiting the generality of the foregoing, the holders of the Superior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Note or the obligations hereunder of the Holder to the holders of the Superior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or create, renew or alter, the Superior Indebtedness, or otherwise amend or supplement in any manner the Superior Indebtedness or any instrument evidencing the same or any agreement under which the Superior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Superior Indebtedness; (iii) release any person liable or contingently liable in any manner for the payment or collection of the Superior Indebtedness; and/or (iv) exercise or refrain from exercising any rights against the Borrower or any other person.

Each holder of any Superior Indebtedness, whether such Superior Indebtedness was created or acquired before or after the issuance of this Note, shall be entitled to rely on the subordination provisions set forth in this Note.

Notwithstanding the provisions of this Section 9, the Holder shall not be charged with knowledge of the existence of facts which would prohibit the making of any payments on the Junior Indebtedness unless and until the holder(s) of the Superior Indebtedness or their representatives send written notice to Holder of same.

Subject to the payment in full of all the Superior Indebtedness, Holder as holder of the Junior Indebtedness shall be subrogated to the rights of the holders of the Superior Indebtedness to receive payments or distributions of assets of the Borrower applicable to the Superior Indebtedness until the Superior Indebtedness shall be paid in full.

The Holder shall confirm (in writing) the above subordination provisions if requested by any holder of the Superior Indebtedness, and shall execute and deliver such additional subordination agreements, consistent with the foregoing as any holder of Superior Indebtedness may require.

10.           Enforceability; Maximum Interest Rate.

(a)           In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby.

(b)           Notwithstanding anything to the contrary contained in this Note, the Borrower shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take interest (“interest” being defined, for purposes of this paragraph, as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received or paid under this Note) in excess of the maximum rate allowed by applicable law (the “Maximum Lawful Rate”).  During any period of time in which the Rate exceeds such Maximum Lawful Rate, interest shall accrue and be payable only at such Maximum Lawful Rate; provided, however, that if at any time thereafter the Rate is less than the Maximum Lawful Rate, the Borrower shall, to the extent permitted by law, continue to pay interest to the account of the Holder at the Maximum Lawful Rate until such time as the total interest received by the Holder is equal to the total interest which the Holder would have received had the Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable for the account of the Holder shall be the Rate unless and until the Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by the Holder exceed the amount which the Holder could lawfully have received had the interest been calculated for the term during which the Holder actually received interest from the Borrower at the Maximum Lawful Rate.  If the Holder has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance hereof or to other amounts (other than interest) payable hereunder to the Holder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be repaid by the Holder to the Borrower.  For purposes of this Note, the term “applicable law” shall mean that law in effect from time-to-time and applicable to the transaction between the Borrower and the Holder which lawfully permits the charging and collection of the highest permissible rate of interest on such transaction and this Note, including the laws of the state of Texas, and to the extent controlling, laws of the United States of America.  Notwithstanding anything to the contrary in the foregoing, in no event shall this paragraph be interpreted to provide for any greater amount of interest payable to the Holder under this Note (including any default interest) than would be provided for under this Note in the absence of this paragraph.

11.           Entire Agreement.  This Note, together with the other applicable Closing Documents and any exhibits or schedules attached thereto, and any addenda to any of the foregoing, constitute the full and entire understanding between the Borrower and the Holder with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings, written or oral, with respect to such subject matter.  No provision of this Note shall be amended, waived, discharged or terminated other than by a written instrument signed by the Borrower and the Holder.

12.           Governing Law.     This Note shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to applicable principles of conflict of law.  The Parties hereby consent to the nonexclusive jurisdiction of any state or federal court situated in Harris County, Texas, and waive any objection based on forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement or any transactions arising herefrom, or enforcement and/or interpretation of any of the foregoing. Nothing herein will affect a Party’s right to serve process in any manner permitted by law, or limit a Party’s right to bring proceedings against another Party in the competent courts of any other jurisdiction or jurisdictions.

13.           Headings.   The headings in this Note are for convenience only, and shall not be used in the construction of this Note.

14.           Successors.  Any provision of this Note to the contrary notwithstanding, the Borrower shall not assign any of its rights or obligations hereunder and any such assignment shall be absolutely void.  Subject to the transfer restrictions arising under applicable law, the Holder may assign and/or participate any of its interest in this Note to any individual or entity.  Each reference herein to powers or rights of the Holder shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them. All the covenants, agreements, representations and warranties contained in this Note shall bind the Borrower and the Holder and their respective administrators, distributees, successors and permitted assigns, including any person or entity to whom the Holder has granted a participation interest in this Note.

15.           No Strict Construction.  The Borrower agrees that it has had sufficient opportunity to review and comment on the provisions of this Note.  As a result, any uncertainty or ambiguity existing herein shall not be interpreted against the Borrower or the Holder.

16.           Waiver of Jury Trial.  THE BORROWER AND THE HOLDER EACH WAIVE, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its authorized persons on the Date of Issuance.

The Borrower:

LUCAS ENERGY, INC.

By:	/s/ Anthony Schnur
Name: Anthony Schnur
Title: CEO